                                                                    EXHIBIT 4.10

                               November 23, 1998

________________________
________________________
________________________

Dear Sirs:

          You are currently a holder of a total of $_________ of 7% Convertible Subordinated Debentures Due 2006 of YSI (the "Debentures") issued under an Indenture dated October 15, 1996 between Youth Services International, Inc. ("YSI") and The Chase Manhattan Bank, as Trustee (the "Indenture"). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Indenture.

          YSI has entered into an Agreement and Plan of Merger dated as of September 23, 1998 by and among YSI, Correctional Services Corporation ("CSC") and Palm Merger Corp., a wholly-owned subsidiary of CSC ("Merger Subsidiary), which contemplates the merger of Merger Subsidiary with and into YSI (the "Merger"). As structured, the Merger, when completed, will constitute a Designated Event under the terms of the Indenture, triggering your right to require YSI to redeem the Debentures on the Holder Redemption Date, which is approximately 90 days after the date of the closing of the Merger (the "Closing Date"). YSI and CSC have considered restructuring the transaction in a manner that would not constitute a Designated Event and thereby not trigger your redemption right. In lieu of restructuring the transaction, CSC has requested that YSI enter into this letter agreement with you.

          In consideration for YSI's agreement not to restructure the Merger in a manner that would not constitute a Designated Event, and of the other covenants and agreements set forth herein, you hereby agree as follows:

          1. You hereby waive your right to, and agree that you will not, surrender any of the Debentures, deliver a Redemption Notice or take any other action to exercise your right to require YSI to redeem the Debentures on the Holder Redemption Date relating to the Merger.

          2. YSI will not consent to any restructuring of the Merger in a manner that would not constitute a Designated Event under the Indenture.

          3. YSI will, at your option, repurchase the Debentures from you for cash, at 100% of the principal amount of the Debentures, plus accrued and unpaid interest to the date of repurchase (and Additional Amounts, if any), on the date that is one year from the Closing Date

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(the "Repurchase Date"). In order to exercise your option hereunder, and as a condition to such repurchase, on or before the close of business on the fifth business day prior to the Repurchase Date, you will surrender the Debentures to be redeemed, together with the Redemption Notice, at Youth Services International, Inc. 2 Park Center Court, Suite 200, Owings Mills, Maryland 21117, or such other place as designated by YSI in writing to you in advance of the fifth business day prior to the Repurchase Date.

          4. You agree that, beginning on the date hereof and ending on the first day following the Holder Redemption Date with respect to the merger, you will not, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Debentures, unless the transferee agrees to be bound by the terms hereof (including this paragraph 4) and evidences such agreement by executing a counterpart to this letter agreement, (which will thereupon also be binding on YSI on behalf of the transferee) or an identical agreement with YSI. YSI agrees that from the period beginning on the second day after the Holder Redemption Date with respect to the merger and ending on the Repurchase Date, YSI will execute a counterpart to this agreement, or an identical agreement, on behalf of any transferee of the Debentures who so requests. It is understood and agreed that any transferee after the Holder Redemption Date that does not execute a counterpart or identical agreement will have no right to redeem with respect to the Merger.

          5.  You hereby represent and warrant to YSI that:

          a. you have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of the waiver and repurchase contemplated hereby;

          b. you are an "Accredited Investor" within the meaning of one or more paragraphs (1), (2), (3) or (8) of Rule 501(a) under the Securities Act of 1933; and

          c. You understand and are able to bear any economic risks associated with the waiver and repurchase contemplated hereby.

          6. It is understood that YSI's obligation to make payments of principal, interest and Additional Amounts (if any) to you in connection with the repurchase of the Debentures hereunder shall be subordinated and subject in right of payment to the priority rights of holders of Senior Indebtedness to the extent and in the manner set forth in Section 8 of the Indenture.

          7. All terms of the Indenture not contrary to the provisions hereof shall remain outstanding and in full force and effect.

          8. YSI covenants that no other holder of the Company's 7% Convertible Subordinated Debentures due 2006 who agrees to waive its right to deliver a Redemption Notice to require YSI to redeem the Debentures on the Holder Redemption Date relating to the Merger

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has received or will receive in exchange therefor any right that is more favorable to such holder than the rights received by you.

          Please indicate your agreement to the terms hereof by causing this letter agreement to be duly executed on your behalf where indicated below.

                          Sincerely,


                          ______________________________________
                          Mark S. Demilio
                          Senior Vice President General Counsel
                          and Acting Chief Financial Officer
                          Youth Services International, Inc.


                          ACCEPTED AND AGREED TO:





                          By:    _______________________________
                          Name:  _______________________________
                          Title: _______________________________

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

                       CORRECTIONAL SERVICES CORPORATION

                                    GUARANTY

     Guaranty, dated as of November 23, 1998, by Correctional Services Corporation, a Delaware corporation ( the "Guarantor"), in favor of __________________ ("Holder").

     WHEREAS, Guarantor has entered into an Agreement and Plan of Merger dated as of September 23, 1998, by and among Youth Services International, Inc. ("Guarantied Party"), Guarantor and Palm Merger Corp., a wholly-owned subsidiary of Guarantor, providing for the merger (the "Merger") of Palm Merger Corp. with and into Guarantied Party. Upon consummation of the Merger, Guarantied Party will become a wholly-owned subsidiary of Guarantor. In connection with the Merger, Guarantor has requested that Guarantied Party obtain Holder's consent to waive certain rights it has as a holder of Guarantied Party's 7% Convertible Subordinated Debentures Due 2006 (the "Debentures"). Guarantied Party has promised to redeem the Debentures on the first anniversary of the Merger, for cash.

        1.   Guaranty.  To induce Holder to enter into a letter agreement with
             --------
             Guarantied Party, dated as of November 12, 1998, pursuant to which Holder will waive certain rights under the Debentures (the "Modification Agreement"), and provided the Merger shall have occurred in the manner contemplated in the Modification Agreement, Guarantor unconditionally and irrevocably guaranties to Holder, its successors, endorsees, and assigns, the prompt payment when due of all present and future obligations and liabilities of all kinds of Guarantied Party to Holder arising out of or relating to the Modification Agreement (the "Obligations").

        2.   Absolute Guaranty.  Guarantor's obligations hereunder shall not
             -----------------
             be affected by the genuineness, validity, regularity, or enforceability (except to the extent the lack of enforceability relates to an action or inaction of Holder) of the Obligations or of any instrument evidencing the Obligations, or by the existence, validity, enforceability, perfection or extent of any collateral therefor, or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. Holder shall not be obligated to file any claim relating to the Obligations in the event that Guarantied Party becomes subject to a bankruptcy, reorganization, or similar proceeding, and the failure of Holder so to file shall not affect Guarantor's obligations hereunder. In the event that any payment of Guarantied Party to Holder in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder in respect to such Obligations as if such payment had not been made. Guarantor agrees that its obligations under this Guaranty constitute a guaranty of payment and performance and not of collection.

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        3.   Consents, Waiver Agreements, and Renewals.  Guarantor agrees that
             ------------------------------------------
             Holder may at any time and from time to time, either before or after the maturity thereof, without notice to or further consent of Guarantor, extend the time of payment of, exchange or surrender any collateral for, or renew, any of the Obligations, and may also make any agreement with Guarantied Party or with any other party to or person liable on any of the Obligations, or interested therein, for the extension, renewal, payment, compromise, discharge, or release thereof, in whole or in part, or for any modification of the terms thereof, or of any agreement between Holder and Guarantied Party or any such other party or person, without in any way impairing or affecting this Guaranty. Guarantor agrees that Holder may resort to Guarantor for payment of any of the Obligations, whether or not Holder shall have resorted to any collateral or shall have proceeded against any other obligor principally or secondarily obligated with respect to any of the Obligations.

        4.   Expenses.  Guarantor agrees to pay on demand all out-of-pocket
             ---------
             expenses (including the reasonable fees and expenses of Holder's attorneys) in any way relating to any action taken following Guarantor's default hereunder for the enforcement or protection of the rights of Holder hereunder.

        5.   Subrogation.  Guarantor shall not exercise any rights which it may
             ------------
             acquire by way of subrogation until all of the Obligations to Holder shall have been paid in full. If any amount shall be paid to Guarantor in violation of the preceding sentence, such amount shall be held in trust for the benefit of Holder and shall forthwith be paid to Holder to be credited and applied to the Obligations, whether matured or unmatured. Subject to the foregoing, upon payment of all of the Obligations, Guarantor shall be subrogated to the rights of Holder against Guarantied Party, and Holder agrees to take at Guarantor's expense such steps as Guarantor may reasonably request to implement such subrogation.

        6.   Continuing Guaranty.  This Guaranty is absolute, unconditional, and
             --------------------
             irrevocable and shall remain in full force and effect and be binding upon Guarantor, its successors and assigns, until all of the Obligations have been satisfied in full. If any of the present or future Obligations are guarantied by individuals or entities in addition to Guarantor, the death, release, or discharge, in whole or in part, or the bankruptcy, liquidation, termination, or dissolution of one or more of them shall not discharge or affect the liabilities of Guarantor under this Guaranty.

        7.   No Waiver: Cumulative Rights.  No failure on the part of Holder to
             -----------------------------
             exercise, and no delay in exercising, any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Holder of any right, remedy, or power hereunder preclude any other or

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

             future exercise of any right, remedy, or power. Each and every right, remedy, and power hereby granted to Holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Holder from time to time.

        8.   Waiver of Notice.  Guarantor waives notice of the acceptance of
             -----------------
             this Guaranty, notice of the Obligations, presentment to or demand of payment from anyone whomsoever liable upon any of the Obligations, presentment, demand, notice of dishonor or non-payment, protest, diligence, suit, notice of any sale of any collateral, notice of the taking of other action by Holder against Guarantied Party, Guarantor, or others, and any and all other notices whatsoever.

        9.   Representations and Warranties.
             -------------------------------

                (a) Guarantor is duly organized, validly existing, and in good standing under the law of the jurisdiction of its formation and has full corporate power and authority to execute, deliver, and perform this Guaranty.

                (b) The execution, delivery, and performance of this Guaranty have been and remain duly authorized by all necessary action and do not contravene any provision of Guarantor's certificate of incorporation, as amended to date, or any law, rule, regulation, decree, order, judgment, guideline, policy, or resolution, or any contractual restriction binding on Guarantor or its assets.

                (c) All consents, licenses, clearances, authorizations, and approvals of, and registrations and declarations with, any governmental or regulatory authority necessary for the due execution, delivery, and performance of this Guaranty have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery, or performance of this Guaranty.

                (d) This Guaranty constitutes the legal, valid, and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

        10.   Assignment.  Neither Guarantor nor Holder may assign its rights,
              -----------
              interests, or obligations under this Guaranty to any other person without the prior written consent of Guarantor or Holder, as the case may be, except that Holder (or its permitted assignee) may assign its rights, interests, or obligations under this Guaranty to any transferee of the Debentures provided

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              Holder (or its permitted assignee) has complied with the
              provisions of paragraph 4 of the Modification Agreement.

        11.   Governing Law.  This Guaranty shall be governed by, and construed
              --------------
              and enforced in accordance with, the law of the State of Texas applicable to contracts made and to be performed within such State without reference to choice of law doctrine.

        12.   Partial Invalidity.  In the event that any provision of this
              -------------------
              Guaranty is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction or regulatory authority, the remainder of this Guaranty shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless the deletion of such provision would substantially impair the respective benefits of the remaining portions of this Guaranty.

     IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by Guarantor to Holder as of the date first written above.



     CORRECTIONAL SERVICES CORPORATION


     By:
        -------------------------------
        Ira M. Cotler
        Executive Vice President, Chief
        Financial Officer



     ACCEPTED and AGREED,



     By:____________________________
     Name:__________________________
     Title:___________________________

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